Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXX) pertaining to the nonqualified stock option agreement dated October 10, 2018 and restricted stock unit agreement dated October 10, 2018 of our reports dated March 27, 2018, with respect to the consolidated financial statements of Albireo Pharma, Inc. and the effectiveness of internal control over financial reporting of Albireo Pharma, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 8, 2018